EXHIBIT 99.1

December 8, 1998
                    [BAR CHART DEPICTING 5-YEAR REVENUE GROWTH]

Dear Shareholders,

     One of my goals as President and Chairman of VASCO Data Security International, Inc. is to keep you informed, on a quarterly basis, about the growth and development of the Company and its results of operations. In 1998, the Company made significant progress by continuing the growth of its European markets, making inroads in the North American market, adding new products and achieving improved operating results, as evidenced by the following:

     Revenues for the quarter ended September 30, 1998 topped
     $4,000,000, a historic high.

     Operating income for the quarter ended September 30, 1998, not including acquisition-related costs, was $41,814 as compared to a loss of $1,340,976 for the same period in 1997.

     Nine-month operating results through September 30, 1998 were nearing breakeven levels, with a loss from operations, not including acquisition-related costs, of $44,318 as compared to a loss of $1,573,107 for the same period in 1997.

     A historic high order backlog of nearly $10,000,000 as of October 31, 1998.

     The expansion of our Digipass family of tokens through the successful introduction of the Digipass 300, combining multiple functionality in a single device, suitable for both our banking and remote access markets.

     Continued success in Europe against our competitors, especially Security Dynamics, and growing success in North
     America.


     With regard to the recent lawsuit filed against us (which is applicable only in the United States) by our largest North American competitor, Security Dynamics, we believe that the lawsuit is being driven by our continued success in Europe and by Security Dynamics' growing concern that we will replicate that success in their single largest market, North America. In fact, our products make it simple for their existing customers who are looking for proven, open-standards based security alternatives to easily migrate to VASCO Data Security's solution. Hundreds of customers in North America and around the world have placed their trust in our people, partners, and technology as proof of our success.

     Under the strong leadership of Mario Houthooft, Managing Director of VASCO Data Security's European operations, the Company is successfully expanding into new countries and new markets. Recent events as publicized by the Company include implementing secure network access for the University of Groningen in Holland, and providing Digipass tokens to PBG Bank for the first Internet banking project in Poland. The Company has signed up new customers in Eastern Europe, the Middle East, and Asia, and has experienced continued growth from a strong European customer base that includes institutions such as ING Bank, Rabobank, SE Banken, and ABN-AMRO Bank.

     Mr. Houthooft has also been instrumental in coordinating our worldwide marketing efforts, which are leading to increased recognition around the world. More and more blue-chip companies are recognizing the business value of our products. Recently added customers include companies such as Polaroid, Shell, the U.S. Coast Guard, Nextel Communications, Nokia, Volvo, NTT Japan, Manpower, Cabletron, Hitachi, Manitoba Telecom, Andrew Corp., and Stroehmann Bakeries.

     These and other customers have deployed our affordable and easy-to-use security solutions to enable secure remote applications, Internet banking, and electronic commerce; experienced our top-notch service and support; and used our tools to help manage their large or small token installations. We believe VASCO Data Security is poised to exceed this record of success in the years ahead.


                              Best regards,


                              /s/ T. Kendall Hunt
                              President and Chairman



[CHART DEPICTING 3-MONTH AND 9-MONTH RESULTS OF OPERATION]



[BAR CHART DEPICTING WORLDWIDE     VASCO Data Security continues
 ANNUAL SALES OF DIGIPASSES]       its pattern of growth in the
                                   Sale of Digipass tokens around
                                   the world.  With more than 2.5
                                   million tokens in use, the
                                   Company is now the leading
                                   supplier of authentication
                                   tokens in the banking
                                   industry, and second overall.